EXHIBIT 107.1

Calculation of Filing Fee Tables

S-8

The Jones Financial Companies, L.L.L.P.

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Limited Partnership Interests	Limited Partnership Profits Interests (1)	457(h)	See footnote. (2)	See footnote. (2)	$100,000,000.00 (2)	$0.0001381	$13,810.00
Total Offering Amounts					$100,000,000.00 (2)		$13,810.00
Total Fee Offsets							$0.00
Net Fee Due							$13,810.00

(1) Represents limited partnership profits interests (the “Interests”) of The Jones Financial Companies, L.L.L.P. (the “Registrant”) to be issued pursuant to the 2026 Profits Interest Plan of The Jones Financial Companies, L.L.L.P. (the “Plan”). Interests with designated aggregate Notional Capital Contributions (as defined and further described in the issuer’s Twenty-Third Amended and Restated Agreement of Registered Limited Liability Limited Partnership, dated as of November 5, 2025 (the “Partnership Agreement”) not to exceed $100,000,000.00 may be offered under the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended (the “Act”). Interests with designated aggregate Notional Capital Contributions (as defined and further described in the Partnership Agreement) not to exceed $100,000,000.00 computed as of February 9, 2026 may be offered under the Plan. A Notional Capital Contribution represents a bookkeeping measure, expressed in terms of a U.S. dollar amount, that is designated for each calendar year of an Interest and used as the basis for calculating allocations of net income to the holders of the Interests pursuant to the Partnership Agreement. No cash consideration will be paid by a recipient of an Interest in connection with the offering of the Interests under the Plan.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A		N/A						N/A